EXHIBIT 4.1

                                Interactive Data
                           FINANCIAL TIMES Information
                         100 William Street, 15th Floor
                             New York, NY 10038 USA
                     Tel: (212) 269-6300 Fax: (212) 771-6445


August 16, 1999


Van Kampen Funds Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181


Re: Van Kampen Focus Portfolios Pharmaceutical Trust, Series 7A, Pharmaceutical Trust, Series 7B, New Frontier Utility Trust, Series 7A, New Frontier Utility Trust, Series 7B, Internet Trust, Series 16A, Internet Trust, Series 16B, Telecommunications & Bandwidth Trust, Series 7A, Telecommunications & Bandwidth Trust, Series 7B, Morgan Stanley High-Technology 35 Index Trust, Series 8A, and Morgan Stanley High-Technology 35 Index Trust, Series 8B (A Unit Investment Trust) Registered Under the Securities Act of 1933, File No. 333-83363


  Gentlemen:

         We have examined the Registration Statement for the above captioned Fund, a copy of which is attached hereto.

         We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

         You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


Steve Miano
Director Fixed Income Data Operations